Filed Pursuant to Rule 433

Registration No. 333-199594

January 28, 2016

Pricing Term Sheet

$1,200,000,000

The Procter & Gamble Company

$600,000,000 1.850% Notes due 2021

$600,000,000 2.700% Notes due 2026

1.850% Notes due 2021

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$600,000,000

Maturity Date:	February 2, 2021

Coupon (Interest Rate):	1.850%

Price to Public (Issue Price):	99.981% of principal amount

Yield to Maturity:	1.854%

Spread to Benchmark Treasury:	+ 45 basis points

Benchmark Treasury:	1.750% UST due December 31, 2020

Benchmark Treasury Yield:	1.404%

Interest Payment Dates:	February 2 and August 2, commencing August 2, 2016

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	January 28, 2016

Settlement Date:	February 2, 2016 (T+3)

CUSIP Number:	742718EN5

ISIN Number:	US742718EN58

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Senior Co-Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

2.700% Notes due 2026

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$600,000,000

Maturity Date:	February 2, 2026

Coupon (Interest Rate):	2.700%

Price to Public (Issue Price):	99.635% of principal amount

Yield to Maturity:	2.742%

Spread to Benchmark Treasury:	+ 75 basis points

Benchmark Treasury:	2.250% UST due November 15, 2025

Benchmark Treasury Yield:	1.992%

Interest Payment Dates:	February 2 and August 2, commencing August 2, 2016

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 15 basis points

Trade Date:	January 28, 2016

Settlement Date:	February 2, 2016 (T+3)

CUSIP Number:	742718EP0

ISIN Number:	US742718EP07

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Senior Co-Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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